     As filed with the Securities and Exchange Commission on April 6, 1999


                                                      Registration No. 333-71901

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                 AMENDMENT NO. 4


                                       TO
                            REGISTRATION STATEMENT ON
                                    FORM S-3

                                      UNDER
                           THE SECURITIES ACT OF 1933

                              IAT MULTIMEDIA, INC.

             (Exact name of registrant as specified in its charter)


                   Delaware                                  13-3920210
(State or other jurisdiction of Incorporation)        (I.R.S. Employer ID No.)


                           Geschaftshaus Wasserschloss
                                 Aarestrasse 17
                      CH-5300, Vogelsang-Turgi, Switzerland
                               011 41 56 223 5022
   (Address and telephone number of Registrant's principal executive offices)


                                Klaus Grissemann
                             Chief Financial Officer
                           Geschaftshaus Wasserschloss
                                 Aarestrasse 17
                      CH-5300, Vogelsang-Turgi, Switzerland
                               011 41 56 223 5022
               (Address and telephone number of agent for service)

                                   Copies to:

                                Jill Cohen, Esq.
                      Bachner, Tally, Polevoy & Misher LLP
                               380 Madison Avenue
                            New York, New York 10017
                                 (212) 687-7000

         Approximate date of proposed commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to completion, dated April 6, 1999


PROSPECTUS


                              IAT MULTIMEDIA, INC.
                        1,550,678 shares of Common Stock


         The selling stockholders listed on page 28 are offering for resale 1,550,678 shares of common stock owned by them. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.


         Our common stock is listed on the Nasdaq National Market under the symbol "IATA." On April 5, 1999, the last sale price of the common stock as reported on the Nasdaq National Market was $5 5/16 per share.


         Investing in our common stock involves a high degree of risk. For more information, see "Risk Factors" beginning on page 6.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is April   , 1999

                                Table of Contents

                                                                            PAGE



Prospectus Summary..........................................................  3
Risk Factors................................................................  6
Note Regarding Forward-Looking Statements................................... 24
Use of Proceeds............................................................. 25
Selling Stockholders........................................................ 25
Plan of Distribution........................................................ 29
Legal Matters............................................................... 31
Experts..................................................................... 31
Where You Can Find More Information......................................... 31
Incorporation of Certain Documents by Reference............................. 32

                               Prospectus Summary


         This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and notes to those statements incorporated by reference in this prospectus.


                                   The Company

         We market high-performance personal computers in Germany assembled according to customer specifications and sold under the trade name "Trinology." We also sell components, peripherals and software for PCs. Our product line includes:


         o    high-performance IBM-compatible desktop PCs;

         o components, such as motherboards, hard disks, graphic cards and plug-in cards; and

         o    peripherals, such as printers, monitors and cabinets.


Our clients include:


         o corporate customers, such as industrial, pharmaceutical, service and trade companies;

         o    the military;

         o    value-added resellers; and

         o    retail computer stores.

         Our products are marketed directly through our internal sales force to dealers and end-users. We also maintain two retail showrooms and a mail-order department.

         We work directly with a wide range of suppliers to evaluate the latest developments in related technology and engage in extensive testing to optimize the compatibility and speed of the components which are sold and integrated into our Trinology PCs. Components and peripherals used in Trinology PCs and sold by us are manufactured by companies such as:


         o   Actebis Computer Handels GmbH;

         o   Peacock AG;

         o   CTX Computer GmbH;

         o   Ingram Micro GmbH;

         o   Iiyama;

         o   Asus Computer GmbH; and

         o   Matrox Electronic Systems.


         We offer a comprehensive service and support program to all end-users and our Trinology PCs, components and peripherals come with warranties ranging from one to three years. We also maintain a free service hotline providing operational and technical support and a "support mailbox" for our customers, through which customers may send inquiries to technical support personnel via computer.


         We also receive limited license fees and royalty payments from the sale of products incorporating our visual communications technology manufactured by a non-exclusive licensee of our visual communications technology. We intend to offer products incorporating our visual communications technology in our Trinology PCs and as additional product lines.


         We were incorporated in Delaware in September 1996. Our address is Geschaftshaus Wasserschloss, Aarestrasse 17 CH-5300, Vogelsang-Turgi, Switzerland and our telephone number is (011)(41)(56) 223 5022. Unless the context otherwise requires, "IAT Multimedia" refers to IAT Multimedia, Inc., the Delaware corporation, and our subsidiaries. These subsidiaries are:


         o FSE Computer-Handel GmbH & Co. KG, a German limited partnership of which we own 80% of the partnership interest, and FSE Computer Handel Verwaltungs GmbH, a German corporation of which we own 100% of the stock. FSE markets high performance PCs in Germany; and

         o    the following subsidiaries of which we own 100% of the equity:

         o Columbus Computer Handels-und Vertriebs GmbH & Co. KG, a German limited partnership, and Columbus Computer Handels-und Vertriebs-Verwaltungs GmbH, a German corporation. Columbus distributes PC components, peripherals and software in Germany;

         o IAT AG, a Swiss corporation, which owns our visual communications technology proprietary rights; and

         o IAT Deutschland GmbH Interaktive Medien Systeme, a German corporation, which is a non-operating subsidiary.

                               Recent Developments

         We are currently in discussions with the entities which were formed following our restructuring in March 1998 relating to our potential sale to these entities of:

         o   our 15% equity interest in each of these entities; and


         o   our visual communications intellectual property rights.


Our discussions propose that in exchange for our sale of these assets, we would receive:

         o   cash;

         o an equity interest in a new entity which will continue the operations of the entities which were formed following our restructuring; and


         o reduced royalty and license fees for a period of time following the sale.


These negotiations are ongoing and the terms of any proposed transaction have not been finalized. We cannot predict whether this proposed transaction will be consummated on terms favorable to us or at all.



                                  The Offering

Shares offered by the selling stockholders                      1,550,678 shares

We will not receive any of the proceeds from the sale of the shares by the selling stockholders. See "Selling Stockholders" and "Plan of Distribution."

                                  Risk Factors



         The following factors should be reviewed carefully, in conjunction with the other information in this prospectus and our consolidated financial statements. These factors could cause actual results to differ materially from those currently anticipated and contained in forward-looking statements made in this prospectus and presented elsewhere by our management from time to time. See "Note Regarding Forward-Looking Statements."



Company Risks

We have incurred significant operating losses, changed our principal business and we cannot predict whether we will become profitable.


         We have experienced significant operating losses since our inception. At December 31, 1998, we had an accumulated deficit of approximately $21 million. For the years ended December 31, 1998 and 1997, we had net losses of approximately $1.7 million and $7.1 million, respectively. We cannot predict whether we will ever achieve or sustain profitability.

         Substantially all of our revenues are now generated from the sale and distribution of our Trinology PCs and PC components, peripherals and software in Germany through FSE Computer-Handel GmbH & Co. KG which we acquired in November 1997 and Columbus Computer Handels-und Vertriebs GmbH & Co. KG which we acquired in November 1998. Prior to entering into our PC business with the acquisition of FSE, our sole business was developing and marketing visual communications technology and related products. The sale and distribution of PCs and related hardware and software is a new business for our management group. We have only limited experience operating this business and we cannot assure that we will be successful in managing such business. Our inability to manage this business successfully could materially adversely affect our operations and financial condition. Our PC business is subject to significant price competition which substantially adversely affects profit margins.


Our operating results will be adversely affected by charges from acquisitions.


         Because our strategy is growth through acquisitions, as we acquire additional businesses, we often incur significant charges for depreciation and amortization. These charges adversely affect our results of operations and may result in increased net losses. In connection with our acquisition of FSE and Columbus, we incurred approximately $4.5 million of goodwill. We are amortizing this goodwill over 10 years, which will cause us to record in our financial statements an annual charge of approximately $450,000. In addition, when we acquired Columbus, we restructured the operations of FSE. We incurred an additional charge to operations of approximately $250,000 during the quarter ended December 31, 1998 for this restructuring. In addition, if we finance new acquisitions through borrowing, we will also incur interest expense.

         Our strategy of acquiring other companies for growth may not succeed and may adversely affect our financial condition and results of operations.


         Our strategy of growth through acquisitions presents risks that could materially adversely affect our business and financial performance, including:

         o    the diversion of our management's attention;

         o the assimilation of the operations and personnel of the acquired business;

         o the contingent and latent risks associated with the past operations of and other unanticipated problems arising in the acquired business;

         o the need to expand management, administration, and operational systems; and

         o increased competition for acquisition opportunities and qualified employees.

         We cannot predict whether:

         o we will be able to acquire additional businesses on terms favorable to us;

         o we will be able to successfully integrate into our business the operations of any new businesses;

         o we will realize any anticipated benefits of completed acquisitions; or

         o there will be substantial unanticipated costs associated with new acquisitions.

         As part of our acquisition strategy, we may seek opportunities to expand the marketing and sale of our products into markets in the United States. We have no experience operating a business in the United States. If we expand into the United States:

         o we will face substantial increased competition from companies with substantially greater name recognition and marketing and other resources; and

         o we would be required to make substantial expenditures for, among other things, marketing, office space and sales and marketing personnel and other employees in the United States.

         The failure to manage growth effectively could materially adversely affect our operations and financial condition. We are evaluating and are in various stages of discussions in connection with the potential acquisition of assets or equity of certain related businesses. However, we have no agreements or arrangements with respect to any particular acquisitions and we may not be able to complete any additional acquisitions. This may reduce our growth.


If we do not obtain sufficient additional funds, we may not be able to complete any future acquisitions, which may limit our growth.


         We may require additional funds for acquisitions and integration and management of acquired businesses and we have no commitments or arrangements to obtain any additional funds. We cannot predict whether additional funds will be available on terms favorable to us or at all. If we cannot obtain funds when required, the growth of our business may be adversely affected. If we issue our securities to obtain additional funds, our existing stockholders will experience dilution. Based upon our current level of operations, we believe that our existing cash resources and cash flow expected to be generated from operations will be sufficient to meet our capital requirements for approximately the next 12 months, depending on cash requirements for future acquisitions.

Our substantial debt reduces cash available for our business, may adversely affect our ability to obtain additional funds and increases our vulnerability to economic or business downturns.


         Our indebtedness as of February 28, 1999 aggregated approximately $3.2 million. Accordingly, we are subject to all of the risks associated with substantial indebtedness, including:


         o a substantial portion of our cash flow from operations will be used to service our indebtedness;

         o reduced funds available for operations, future business opportunities and other purposes;

         o our ability to obtain additional financing for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired;

         o we are more vulnerable to economic downturns, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

         o if we default under any of our debt instruments or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.

Any of these risks may materially adversely affect our operations and financial condition and adversely affect our stock price.


The loss of our key personnel may adversely affect our business.


         Because we have a limited number of management personnel, we are dependent on our executive officers, including Jacob Agam, our Chairman and Chief Executive Officer, as well as principal members of our management team. We cannot assure that any of our management personnel, including Mr. Agam, will continue to devote sufficient time to our business. The loss of services of, or a material reduction in the amount of time devoted to our business by, these individuals could adversely affect our operations and financial condition. Competition for qualified executive officers is intense. In addition, if we are unable to attract, retain and motivate other highly skilled employees, our business and prospects could be materially adversely affected.

Industry Risks


Intense competition in the German PC industry may adversely affect our operating results.


         The German PC industry is highly competitive, especially with respect to pricing and the introduction of new products and features. We compete with our competitors primarily on the basis of adding new performance features without corresponding price increases. We may not be able to continue to compete successfully by:

         o    introducing products or performance features on a timely basis; or

         o adding new features to our products without corresponding increases in prices.

         In recent years we and many of our competitors have regularly lowered prices, and we expect these pricing pressures to continue. If these pricing pressures are not mitigated by increases in volume, cost reductions or changes in product mix, our revenues and profits could be substantially reduced.

         As compared to us, many of our competitors have:

         o    significantly longer operating histories;

         o significantly greater managerial, financial, marketing, technical and other competitive resources; and

         o    greater name recognition.

         As a result, our competitors may be able to:

         o adapt more quickly to new or emerging technologies and changes in customer requirements;

         o devote greater resources to the promotion and sale of their products and services; and

         o    respond more effectively to pricing pressures.


These factors could materially adversely affect our operations and financial condition. We also compete with other PC direct marketers as well as with PC manufacturers that market their products in distribution channels in which we have not participated. We cannot predict whether we will be able to compete successfully with existing or new competitors. In addition, competition could increase if:


         o    new companies enter the market;

         o    existing competitors expand their service offerings; or

         o    we expand into new markets.

         An increase in competition could result in material price reductions or loss of our market share and could materially adversely affect our operations and financial condition. See "-We depend on new products and rapidly developing technologies."

We experience fluctuations in operating results, which may cause our stock price to fluctuate.


         As a company that has completed several large acquisitions, sold off certain assets and restructured our business and is now engaged primarily in the sale of PCs in Europe, our operating results have been subject to significant quarterly and annual fluctuations and seasonality. These fluctuations may cause our stock price to fluctuate. These fluctuations also make it more difficult for investors to compare our operating results to corresponding prior year periods. You should not rely on our results of operations for any particular quarter or year as indicative of our results for a full year or any other quarter.

Our revenues and net income are also subject to fluctuations in the value of the Deutsche Mark, and will be subject to fluctuations in the value of the euro, against the U.S. dollar. See "-Our results of operations may be adversely affected by foreign currency fluctuations and transition to the Euro."


If we are unable to introduce new products and incorporate rapidly developing technologies, our business may be adversely affected.



         The PC industry is characterized by short product life cycles resulting from:

         o    rapid changes in technology;

         o    rapid changes in consumer preferences; and

         o    declining product prices.


To maintain our competitive position in the PC industry, we must continue to introduce new products and features that address the needs and preferences of our target markets. We cannot assure that:


         o we will be able to compete successfully by introducing products or features on a timely basis;

         o the introduction of new products or features by our competitors will not adversely affect the sale of our products; or

         o    we will be able to adapt to future changes in the PC industry.

         We do not conduct internal research and development. Therefore, we may not:

         o    continue to have access to new technology;

         o be successful in incorporating such new technology in our products; or

         o be able to deliver commercial quantities of new products or features in a timely manner.


Our business may be adversely affected by our dependence upon a small number of suppliers.

         Like many PC manufacturers, we require a high volume of quality PC components, peripherals and software for integration into our Trinology PCs and sale to our customers. Our inability to obtain key components, peripherals or software in a timely manner could materially adversely affect our operations and financial condition. We do not have any long-term contracts with our suppliers. We generally use one or two suppliers for certain components, peripherals and software. The PC industry periodically experiences shortages of certain components and peripherals. Many of the suppliers that we rely upon for PC components and peripherals are located in countries outside of Germany. The availability of such PC components and peripherals is affected by factors such as:


         o    world-wide demand for components, peripherals and software;

         o    seasonal reductions in business activities; and

         o political and economic downturns in the countries in which such suppliers are located.

Our business may be adversely affected by, and we may be subject to legal liability for, defects in our products.

         Trinology PCs assembled by us may contain significant operating errors which we did not detect through our own testing. Any operating error in our products may result in decreased revenue or increased expenses because of:

         o    adverse publicity;

         o    reduced orders;

         o    product returns;

         o    uncollectible accounts receivable;

         o    delays in collecting accounts receivable; and

         o additional and unexpected costs of further product development to correct the errors.

         Sale of our products also involves the risk of product liability claims against us. We do not maintain product liability insurance and believe that such insurance cannot be obtained except at a substantial cost. We cannot predict whether any product liability claims will arise. Any substantial uninsured liability would have a material adverse effect on our operations and financial condition.

         Our Trinology PCs also must:

         o meet standards established by the European FCC (CE declarations) for radio frequency emissions; and

         o    receive appropriate certification prior to being marketed.

         A delay or inability to obtain certification may delay or prevent us from introducing new products or features. As a result, our operations and financial condition could be materially adversely affected.


Our business may be adversely affected by our limited proprietary rights or by legal actions to enforce or defend our proprietary rights.


         Other than the tradename Trinology, most of our intellectual property consists of proprietary or confidential information that is not subject to patent protection. We may not be able to prevent misappropriation of our tradename or protect our other intellectual property.

         The laws of some foreign countries where we may in the future sell our products may not protect our proprietary rights to the same extent as do laws in the United States and, we believe, Germany and Switzerland. Our inability to protect our proprietary rights could materially adversely affect our operations and financial condition. Litigation may be necessary to:

         o    enforce our intellectual property rights;

         o    protect our trade secrets;

         o determine the scope and validity of such intellectual property rights; and

         o defend claims of infringement of other parties' proprietary rights.

Litigation could result in substantial costs and diversion of management time and resources and could materially adversely affect our operations and financial condition.

         If we are not successful in litigation, the party making infringement claims against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief. This relief could effectively block our ability to make, use, sell, distribute or market our products. If we fail to obtain a necessary license or other right to proprietary rights held by third parties, it could preclude the sale, manufacture or distribution of our products and could materially adversely affect our operations and financial condition.


Our business may be adversely affected if our systems or products are not Year 2000 compliant.


         Computers, software, and other equipment utilizing microprocessors that use only two digits to identify a year in a date field may be unable to process accurately certain date-based information at or after the year 2000. This is commonly referred to as the "Year 2000 issue." If our information technology and non-information technology systems fail to achieve Year 2000 compliance we would have to:

         o purchase additional hardware and software components to update and enhance such systems; or

         o    purchase new systems which are Year 2000 compliant.

We cannot predict whether these costs would be material to our operations and financial condition. The failure of such systems to achieve Year 2000 compliance could result in:

         o    a slow down of our operations;

         o    delays in shipments;

         o    adverse publicity;

         o    delays in collecting our accounts receivable; and

         o    delays in processing accounts payable.

         If our products, or the products of our suppliers and vendors, fail to achieve Year 2000 compliance, we would be required to repair or replace such products. Although our suppliers and vendors would be responsible for any costs involved with the replacement of products purchased from them, our operations could be adversely affected by:

         o increased costs and expenses, including claims by our customers for damages caused by such products failing to achieve Year 2000 compliance; and

         o    adverse publicity.

         We have established a project team to assess, test and modify our information technology and non-information technology systems. Our project team is also responsible for contacting and determining the readiness of third parties, including our key vendors and suppliers. We anticipate completing the installation of new financial accounting, procurement, order management and invoicing systems and testing such systems for Year 2000 compliance during the second quarter of 1999.

         We have requested Year 2000 compliance certification from each of our major vendors and suppliers for their hardware and software products and for their internal business applications and processes but cannot predict whether such vendors will confirm compliance.

         Achieving Year 2000 compliance is dependent on many factors, some of which are not completely within our control. We cannot predict whether we or our vendors and suppliers will achieve Year 2000 compliance. If such compliance is not achieved, we have developed a contingency plan which includes:

         o increasing normal inventories of critical supplies prior to December 31, 1999; and

         o ensuring that all critical staff are available or scheduled to work prior to, during and immediately after December 31, 1999.

Risks Relating to Foreign Operations


Our business may be adversely affected by risks associated with foreign operation.


         Substantially all of our revenues are generated from operations located in Germany and Switzerland and denominated in Swiss Francs and Deutsche Marks. We anticipate that we will continue to generate most of our revenues in these currencies until the companies we conduct business with choose to settle transactions in Euros.


         Conducting an international business inherently involves a number of difficulties and risks, including the following:


         o    currency fluctuations;

         o    export restrictions;

         o    export controls relating to technology;

         o    compliance with existing and changing regulatory requirements;

         o    tariffs and other trade barriers;

         o    difficulties in staffing and managing international operations;

         o    longer payment cycles;

         o    problems in collecting accounts receivable;

         o    software piracy;

         o    political instability and economic downturns;

         o seasonal reductions in business activity in Europe during the summer months; and

         o    potentially adverse tax consequences.


         We have experienced, and may in the future experience any or all of these risks and cannot predict the impact of any particular risk on our operations. However, any of these factors may materially adversely affect our operations and financial condition which could adversely affect our stock price.


         Our subsidiaries are subject to German and Swiss law. These countries require, among other things, that companies which incur losses have to take appropriate measures to ensure that the claims of its obligees are covered by the assets of those companies. These measures include increasing paid-in capital or obtaining declarations from the obligees which subordinate their claims. If those measures are not taken, the board of directors of such company must notify a judge in order to commence bankruptcy proceedings which, under Swiss and German law, usually leads to the dissolution of the corporate existence. We have undertaken measures to obtain and maintain operating funds for our subsidiaries in the past. However, we may need to undertake additional measures in the future and we cannot predict whether the corporate existence of any of our subsidiaries can be maintained. Failure to maintain the corporate existence of certain of our subsidiaries would materially adversely affect our operations and financial condition.

Our results of operations may be adversely affected by foreign currency fluctuations and transition to the Euro.

         Our revenues and net income are subject to fluctuations in the value of the Deutsche Mark, and will be subject to fluctuations in the value of the euro, against the U.S. dollar. As a result, it is possible that in certain quarters our results of operations will be below:

         o the results of operations for the corresponding quarter of the prior fiscal year;

         o the results operations for the preceding quarters of the then current fiscal year; or

         o    the expectations of analysts and investors.

In this event, our stock price may decline.

         On January 1, 1999, certain members of the European Union, including Germany, introduced a single currency, the Euro. During the transition period ending January 1, 2002, European Monetary Union (EMU) countries will have the option of settling transactions in local currencies or in the Euro. We have not yet determined whether we intend to transact business in Euros. The conversion to the Euro will result in increased costs to us related to updating operating systems to convert to the Euro, review of the effect of the Euro on our contracts and updating catalogues and sales material for our products. In addition, there are significant legal, practical and regulatory uncertainties associated with the introduction of the Euro. Adoption of the Euro by us or third parties with whom we transact business could adversely affect our contracts and operations and could result in unforeseen risks which could materially adversely affect our operations and financial condition. In addition, adoption of the Euro will limit the ability of an individual EMU country to manage fluctuations in the business cycles through monetary policy.


Investors may not be able to enforce judgments against us or our officers and directors.

         Although we are organized under the laws of the State of Delaware, we are primarily a holding company which holds stock in entities in Switzerland and Germany and all or a substantial portion of our assets are located outside the United States. In addition, all of our six directors and all of our executive officers are residents of foreign countries and all or a substantial portion of the assets of such directors and officers are located outside of the United States. As a result, it may not be possible for investors to:

         o    effect service of process upon our directors and officers; or

         o enforce judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws against our directors' and officers' assets.

         We have been advised that there is doubt as to the enforceability in Switzerland of judgments of U.S. courts and in Germany in original actions for enforcement of judgments of U.S. courts of civil liabilities predicated solely upon the laws of the United States, against our subsidiaries or against our shareholders, directors, officers and employees who are domiciled in Switzerland and Germany. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Switzerland and in Germany. The market price of our common stock may be affected by the difficulty for investors to enforce judgments of U.S. courts.

Control by Stockholders


Our existing officers, directors and principal stockholders control IAT Multimedia, substantially reducing the influence of our other stockholders.

         As of March 29, 1999, our officers, directors and significant stockholders owned approximately 41.5% of our common stock. As a result of this position, and agreements between us and some of these stockholders, these stockholders are able to influence significantly:


         o    the election of our directors; and

         o the outcome of mergers, sales of assets or other corporate transactions or matters submitted for stockholder approval.

As a result, our other stockholders may have little influence over matters submitted for stockholder approval. One of the selling stockholders in this offering, Vertical Financial

Holdings Establishment, has the right to nominate two persons for election to our Board of Directors, so long as it owns a specified number of our securities. Vertical also requires us to maintain a committee, of which Vertical has the right to appoint half the members, with authority to negotiate any underwritten offerings of our securities. These rights of Vertical further solidify its control over IAT Multimedia. See "Selling Stockholders."

Anti-takeover provisions may adversely affect our stockholders.

         We are subject to a Delaware statute regulating business combinations which could discourage, hinder or preclude an unsolicited acquisition of the Company and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. In addition, our Board of Directors may issue, without stockholder approval, shares of preferred stock. The preferred stock could have voting, liquidation, dividend or other rights superior to those of the common stock. Therefore, it we issue preferred stock, your rights as a common stockholder may be adversely affected. These factors could depress our stock price.


Stock and Market Risks

Our stock may be delisted from the Nasdaq National Market if we do not meet the listing criteria.

         If we are unable to satisfy the continued listing requirements, our stock may be delisted from the Nasdaq National Market. If our stock is delisted from the Nasdaq National Market, the liquidity of our stock could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in coverage by security analysts and the news media and lower prices for our common stock than might otherwise be attained. We cannot assure that we will continue to meet the criteria for continued listing on the Nasdaq National Market.

         If our stock is delisted from the Nasdaq National Market, trading, if any, in our stock would thereafter be conducted:

         o on the Nasdaq SmallCap Market, assuming we meet the requirements for listing on the Nasdaq SmallCap Market;

         o    in the over-the-counter market in the "pink sheets;" or

         o on the National Association of Securities Dealers, Inc.'s "Electronic Bulletin Board."

Continued inclusion on the Nasdaq National Market generally requires that we maintain:

         o at least $4,000,000 in "net tangible assets" (total assets less total liabilities and goodwill);


         o    a minimum bid price of the common stock of $1.00 per share;


         o at least 750,000 shares in the public float valued at $5,000,000 or more;


         o    at least two active market makers for the common stock; and

         o    at least 400 holders of the common stock.


If our stock is delisted from Nasdaq it may be subject to investor suitability requirements which may adversely affect our stock's liquidity.

         If our stock was delisted from Nasdaq National Market and could not be quoted on Nasdaq SmallCap Market, it could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell our common stock and may adversely affect the ability of stockholders to sell any of the shares of common stock in the secondary market. See "-Our stock may be delisted from the Nasdaq National Market if we do not meet the listing criteria."

If our stock is delisted from Nasdaq it may be a "penny stock" which requires significant disclosure in connection with stock trades, which may adversely affect our stock's liquidity.

         If our stock is delisted from Nasdaq or we do not meet certain minimum net tangible assets or average revenue criteria, we may be subject to the Commission's "penny stock" rules. For any transaction involving a penny stock, unless exempt, the rules require:

         o delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market;

         o disclosure about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities; and

         o monthly statements to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

       Commission regulations, subject to certain exceptions, define a "penny stock" to be any non-exchange listed equity security:


         o    that has a market price of less than $5.00 per share; or

         o    with an exercise price of less than $5.00 per share.

         We cannot predict whether our common stock will qualify for exemption from these restrictions. In any event, even if our stock was exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If our stock were subject to the rules on penny stocks, the market liquidity for our stock could be severely adversely affected.

We do not intend to pay dividends to our stockholders.

         We have not paid any cash dividends on our common stock and do not expect to do so in the foreseeable future.


Our shares may experience price and volume fluctuations, which may negatively affect the ability of investors to purchase or sell our shares or the price of any purchase or sale.


         The stock price of companies in the computer industry has experienced significant price and volume fluctuations and volatility that are unrelated to operating performance. These market fluctuations may adversely affect our stock price. Factors which may affect our stock price also include:

         o    market conditions in the computer industry;

         o    competition;

         o    sales or the possibility of sales of our common stock;

         o    our results of operations and financial condition; and

         o    general economic conditions.

Future sales of our common stock in the public market could adversely affect our stock price and our ability to raise new funds.


         Sales of shares of stock by existing stockholders could have an adverse effect on our stock price. As of March 29, 1999, we had 9,809,132 shares of common stock outstanding. Substantially all of these shares are eligible for sale without restriction or under Rule 144. See "Selling Stockholders."


         In general, under Rule 144 a person, or persons whose shares are aggregated, including persons who may be deemed to be "affiliates" of the Company, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least one year that does not exceed the greater of:

         o    one percent of the then outstanding shares of common stock; or

         o the average weekly trading volume in the common stock during the four calendar weeks preceding such sale.

Sales under Rule 144 are also subject to requirements as to the manner of sale, notice and the availability of current public information about us. However, a stockholder who is not an affiliate and has beneficially owned shares for at least two years is entitled to sell their shares without regard to the volume or other requirements.

         In addition to the 1,550,678 shares of common stock being registered for resale by the selling stockholders in this offering, we have an outstanding registration statement on Form S-3 relating to the resale of an aggregate of 2,367,082 shares of common stock. Substantially all of the 2,367,082 shares are issuable upon exercise or conversion of our convertible securities.

This offering and the exercise of other registration rights by our stockholders may adversely affect our stock price.


         The holders, including the selling stockholders, of an aggregate of approximately 5,600,000 shares of common stock and warrants to purchase common stock have demand and piggy-back registration rights with respect to their respective securities. Sales of the shares offered by the selling stockholders, or the possibility of such sales, in the public market may adversely affect our stock price.

      The exercise of registration rights by our other stockholders may further adversely affect our stock price.


Additional shares of our common stock may be issued if options or warrants are exercised or debentures or preferred stock are converted, causing dilution to our stockholders.

         We have outstanding:

         o warrants to purchase an aggregate of approximately 2,800,000 shares of common stock;

         o Series B Convertible Preferred Stock which is convertible into 198,255 shares of common stock;

         o Series A Convertible Debentures which are convertible into approximately 667,000 shares of common stock at the conversion price as of March 18, 1999; and

         o    options to purchase 590,000 shares of common stock.

         The existence of these securities may adversely affect us or our stockholders for many reasons, including:

         o    the market price of our stock may be adversely affected;

         o if any of these securities are exercised, the value of the stock held by our stockholders will be diluted if the value of such stock immediately prior to the exercise of such securities exceeds the exercise price;

         o these securities give the holders the opportunity, at nominal cost, to profit from a rise in the market price of our stock;

         o the terms upon which we could issue additional common stock or obtain additional financing may be adversely affected.

         Holders of warrants and options are also likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the warrants and options.

         We cannot predict the actual number of shares of our stock that may be issued upon conversion of the debentures, which depends on:

         o the conversion price in effect from time to time during the term of the debentures;

         o    the timing of any conversion; and

         o the decision by us to make any payments of interest in the form of shares of common stock.

         However, the maximum number of shares of our common stock that we can issue upon conversion of the debentures and payment of interest without stockholder approval is 1,939,419 shares. The conversion price of the debentures could be substantially below the market price of our common stock on any date of conversion.

We will record charges to operations in the event shares of our stock are released from escrow.

         498,285 shares of common stock were deposited in escrow pursuant to an escrow agreement in connection with our initial public offering in March 1997. These shares will be released from escrow if:


         o we attain certain revenue levels for the year ending December 31, 1999; or


         o the common stock trades at certain levels for any 30 consecutive trading days, commencing in April 1999.

         In the event of the probable release of the escrow shares, we will recognize during the period in which the specified revenue levels are probable of being met or stock levels achieved, a substantial non-cash charge to operations, equal to the then fair value of these shares. The position of the Securities and Exchange Commission is that in the event any shares are released from escrow to stockholders who are our officers, directors, employees or consultants, we will record a non-cash compensation charge in our financial statements. We cannot deduct this charge to operations for income tax purposes. This charge would significantly increase our loss or reduce or eliminate earnings, if any, at such time.

         For example, if at the time of the release of the escrow shares our stock price was $14.00, we recognize compensation expense of approximately $2.2 million. The recognition of this compensation expense may depress the market price of our common stock. We cannot predict whether our revenues or our stock price will attain the targets that would enable the shares to be released from escrow.

                    Note Regarding Forward-looking Statements


         This prospectus contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. We use forward- looking statements in our description of our plans and objectives for future operations, assumptions underlying these plans and objectives. Forward-looking terminology includes the words "may," "expects," "believes," "anticipates," "intends," "projects," or similar terms, variations of such terms or the negative of such terms. These forward-looking statements are based on management's current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in such forward-looking statements. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained in this prospectus to reflect any change in our expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based. Factors which could cause such results to differ materially from those described in the forward-looking statements include those set forth under "Risk Factors."

                                 Use of Proceeds

         We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders named in this prospectus.


                              Selling Stockholders

         The shares are being registered to permit public secondary trading of the shares, and the selling stockholders, or their pledgees, donees, transferees or other successors-in interest, may offer all or any portion of the shares for resale from time to time. See "Plan of Distribution."

         IAT Multimedia has filed with the Commission under the Securities Act a registration statement on Form S-3, of which this prospectus forms a part, relating to the resale of the shares. We have agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the selling stockholders. See "Plan of Distribution."

Agreements with the Selling Stockholders

         In October 1996, we sold an aggregate of 1,780,303 shares of our Series A Convertible Preferred Stock and warrants to purchase 1,780,303 shares of our common stock to the selling stockholders for an aggregate purchase price of approximately $1.4 million. At the time of our public offering in March 1997, all of the outstanding shares of Series A Preferred Stock were converted into an equal number of shares of common stock. The selling stockholders received registration rights in connection with the purchase of the preferred stock and warrants. We are registering all of the shares of common stock issued upon conversion of the preferred stock, except shares previously sold by the selling stockholders, for resale in this offering because the selling stockholders exercised their registration rights.

         The selling stockholders beneficially own, in the aggregate approximately 27.5% of our common stock. Mr. Agam, our Chairman and Chief Executive Officer, is the Chairman of Vertical Financial Holdings Establishment, one of the selling stockholders. We have been advised that Vertical owns equity interests in each other selling stockholder and that Vertical has agreements with third party investors in each of the other selling stockholders. These equity interests and agreements entitle Vertical to varying percentages of the profits resulting from the sale of the shares of each other selling stockholder. We have also been advised that under an agreement between Orida Capital and Vertical, Orida has the right to receive a portion of the profits from the sale of the shares held by Vertical. Mr. Agam is also the Chairman of Orida.

         Under agreements with each selling stockholder, the trustee of each selling stockholder other than Vertical has voting and dispositive power over the shares held by that selling stockholder, although Vertical retains the right to appoint or terminate the appointment of the trustee.

         Under an agreement between Vertical Financial Holdings Establishment, one of the selling stockholders in this offering, and us, Vertical has the right to nominate two persons for election to our Board of Directors so long as Vertical holds at least 10% of:

         o the 1,875,000 shares of common stock issued by us upon conversion of our Series A Preferred Stock in April 1997; or

         o the 1,875,000 shares of common stock issuable upon exercise of warrants.

Vertical has the right, but not the obligation, to nominate one person as a member of the management slate for election to our Board of Directors so long as Vertical holds at least 5% of:

         o the 1,875,000 shares of common stock issued by us upon conversion of our Series A Preferred Stock in April 1997; or

         o the 1,875,000 shares of common stock issuable upon exercise of the warrants.

As of the date of this prospectus, Vertical held 890,152 of such shares of Common Stock and held warrants to purchase 690,152 shares of Common Stock.


         Vertical has nominated, and our stockholders have elected, Jacob Agam as a director, and Vertical nominated and Mr. Agam was elected as our Chairman. Mr. Agam is the Chairman of the Board of Vertical. In addition, under an agreement with Vertical, we maintain an Underwriting Committee which consists of four members with two members appointed by each of us and Vertical. The Underwriting Committee currently consists of Jacob Agam, Dr. Viktor Vogt and Klaus Grissemann, all members of our Board of Directors. Mr. Agam, as designated by Vertical, serves as the Chairman of the Underwriting Committee. Vertical has not yet named its second nominee to the Underwriting Committee. The Underwriting Committee is vested with full and exclusive responsibility and authority on our behalf to select an underwriter and to negotiate all of the terms and conditions of any underwriting. If the Underwriting Committee is unable to produce a majority vote on any particular issue, the issue shall be decided by a vote of the full Board of Directors provided that the resolution of any such issue by the Board of Directors shall not be effectuated without the written consent of Vertical.

         Based on information provided by each selling stockholder, the following table lists:

         o    the name of each selling stockholder;

         o the number of shares of common stock beneficially owned before the commencement of the offering;


         o the number of shares of common stock offered for sale in this offering; and


         o the number of shares and percentage of common stock owned after this offering, assuming the sale of all shares offered in this offering by each selling stockholder.

Shares of common stock issuable upon exercise of warrants held by each selling stockholder and exercisable within 60 days are deemed outstanding for purposes of calculating beneficial ownership by that selling stockholder.



                                                                                           Common stock beneficially
                                        Number of shares of                                 owned after the offering
                                            common stock          Number of shares of      -------------------------
                                         beneficially owned           common stock           Number     Percent of
Selling Stockholder                    prior to the offering    offered in the offering     of shares   outstanding
-------------------                    ---------------------    -----------------------     ---------   -----------
Vertical Financial Holdings
  Establishment                           1,580,304(1)(2)               890,152             690,152         6.0%
Behala Anstalt                              592,804(3)                  296,402             296,402         2.6%
Lupin Investments Services Ltd.             592,804(4)                  296,402             296,402         2.6%
Henilia Financial Ltd.                      365,069(5)                   67,722             297,347         2.6%


--------------

(1) Jacob Agam, our Chairman and Chief Executive Officer, is the Chairman of the Board of Vertical. Mr. Agam disclaims beneficial ownership of the shares held by Vertical.

(2) Includes:
    o 690,152 shares of common stock issuable upon exercise of warrants beneficially owned by Vertical and exercisable within 60 days and
    o 71,212 shares of common stock which are held in escrow but which Vertical retains the power to vote.
    Excludes an aggregate of 739,351 shares of common stock and 890,151 shares of common stock issuable upon exercise of warrants held by Behala Anstalt, Lupin Investments Services Ltd. and Henilia Financial Ltd., the other selling stockholders. Vertical has the right to receive a percentage of the proceeds from the sale of shares by the other selling stockholders.

(3) Includes:
    o 296,402 shares of common stock issuable upon exercise of warrants beneficially owned by Behala Anstalt and exercisable within 60 days and
    o 23,712 shares of common stock which are held in escrow but which Behala Anstalt retains the power to vote.

(4) Includes:
    o 296,402 shares of common stock issuable upon exercise of warrants beneficially owned by Lupin Investments Services Ltd. and exercisable within 60 days and
    o 23,712 shares of common stock which are held in escrow but which Lupin Investments Services Ltd. retains the power to vote.

(5) Includes:


    o 297,347 shares of common stock issuable upon exercise of warrants beneficially owned by Henilia Financial Ltd. and exercisable within 60 days and
    o 23,788 shares of common stock which are held in escrow but which Henilia Financial Ltd. retains the power to vote.

                              Plan of Distribution


         We have been advised that the selling stockholders, their pledgees, donees, transferees or other successors-in-interest, may from time to time, sell all or a portion of the shares in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to these market prices or at negotiated prices.


         The shares may be sold by the selling stockholders by one or more of the following methods:

         o block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o ordinary brokerage transactions and transactions in which broker solicits purchasers;

         o    privately negotiated transactions;

         o    short sales;

         o    a combination of any such methods of sale; and

         o    any other method permitted pursuant to applicable law.

         In addition to being sold on the Nasdaq National Market, the shares may also be sold by the selling stockholders on the Freiverkehr in Frankfurt, Berlin, Stuttgart and Dusseldorf, Germany. We also intend to apply for listing of our common stock on the Neuer Market in Frankfurt, Germany.

         The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of shares by the selling stockholders may depress the market price of our common stock since the number of shares which may be sold by the selling stockholders is relatively large compared to the historical average weekly trading of our common stock. Accordingly, if the selling stockholders were to sell, or attempt to sell, all of such shares at once or during a short time period, we believe such a transaction could adversely affect the market price of our common stock.

         From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and can sell and deliver the shares in connection with any of these transactions or in settlement of securities loans. From time to time the selling stockholders may pledge their shares under margin provisions of its customer agreements with its brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledged shares from time to time.

         In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the sales. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if the broker-dealer acts as agent for the purchaser of such shares, from the purchaser in amounts to be negotiated, which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions

         o    in the over-the counter market or otherwise;

         o    at prices and on terms then prevailing at the time of sale;

         o    at prices then related to the then-current market price; or

         o    in negotiated transactions.


         These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those shares commissions as described above. The selling stockholders may also sell the shares under Rule 144 under the Securities Act, rather than under this prospectus.


         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including reasonable fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We will not receive any proceeds from the sale of shares by the selling stockholders.

         At the time a particular offer of shares is made, to the extent required, a supplement to this prospectus will be distributed which will identify and set forth the aggregate amount of shares being offered and the terms of the offering.

         The selling stockholders are subject to applicable provisions of the Exchange Act and the Commission's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders.

         In order to comply with certain states' securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                  Legal Matters

         The validity of the securities offered hereby have been passed upon for us by Bachner, Tally, Polevoy & Misher LLP, New York, New York.

                                     Experts


         The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K, as of December 31, 1998 and 1997, and for each of the three years ended December 31, 1998, 1997 and 1996 have been incorporated herein in reliance on the report of Rothstein, Kass & Company, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                       Where You Can Find More Information

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and we file reports and other information with the Commission.

         You can read reports and other information filed by us with the Commission without charge and copy such reports and information at the public reference facilities maintained by the Commission at the following addresses:

         o New York Regional Office, Seven World Trade Center, New York, New York 10048; and

         o Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

         You may read and copy any of the reports, statements, or other information we file with the Commission at the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the Commission. You can also obtain certain information, reports and proxy statements of IAT Multimedia, Inc. from Nasdaq National Market Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         Our common stock is listed on the Nasdaq National Market under the symbol "IATA" and also trades on the Freiverkehr in Frankfurt, Berlin, Stuttgart and Dusseldorf Germany. We also intend to apply for listing of our common stock on the Neuer Market in Frankfurt, Germany.

                 Incorporation of Certain Documents By Reference

         IAT Multimedia, Inc. has filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-3 under the Securities Act of 1933, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.


         The Commission allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the documents listed below, and any future filings made with the Commission under Section 139(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

2. Our Definitive Proxy Statement dated October 5, 1998;

3. Our registration statement on Form 8-A declared effective on March 26, 1997, registering the common stock under the Exchange Act; and

4. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering, except the Compensation Committee Report on Executive Compensation and the performance graph included in the Proxy Statement filed pursuant to Section 14 of the Exchange Act.


         You may request a copy of these filings, other than the exhibits, by writing or telephoning us at IAT Multimedia, Inc., Geschaftshaus Wasserschloss, Aarestrasse 17, CH-5300 Vogelsang- Turgi, Switzerland, Attention: Chief Financial Officer, telephone (011)(41)(56)223-5022.

         You should rely only on the information incorporated by reference or contained in this prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. The selling stockholders are not making an offer of the shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Prospective investors may rely only on the information contained in this prospectus. IAT Multimedia, Inc. has not authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.


                              IAT MULTIMEDIA, INC.

                        1,550,678 SHARES OF COMMON STOCK

                                   PROSPECTUS


                                  APRIL , 1999

                                     Part II

                     Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

         The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:


SEC Registration Fee                  $3,851
Accounting Fees and Expenses           3,500
Legal Fees and Expenses               20,000
Miscellaneous Expenses                 2,649
                                      ------

Total                                $30,000


Item 15. Indemnification of Directors and Officers.


         The Certificate of Incorporation and By-Laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law.

         Reference is hereby made to Section 145 of the Delaware General Corporation Law relating to the indemnification of officers and directors which section is hereby incorporated herein by reference.

Item 16. Exhibits.

EXHIBIT NO.   DESCRIPTION

4.4 Warrant issued to Vertical Financial Holdings Establishment (one in a series of warrants with identical terms)(1)

5.1           Opinion of Bachner, Tally, Polevoy & Misher LLP (2)

10.3 Investor's Rights Agreement dated as of October 24, 1996 by and between the Registrant and Vertical Financial Holdings Establishment (1)

23.1          Consent of Rothstein, Kass & Company, P.C.--Included on II-4

23.2          Consent of Bachner, Tally, Polevoy & Misher LLP--Included in
              Exhibit 5.1 (2)

24            Power of Attorney (2)

--------------
(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-18529) declared effective on March 26, 1997.

(2) Previously filed.

Item 17. Undertakings

         Undertaking Required by Regulation S-K, Item 512(a).

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Undertaking Required by Regulation S-K, Item 512(b).

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof. Undertaking required by Regulation S-K, Item 512(h).

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York on the 6th day of April
1999.


                                       IAT MULTIMEDIA, INC.

                                       By: /s/ Klaus Grissemann
                                          ----------------------------------
                                          Klaus Grissemann
                                          Chief Financial Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.


NAME                                     TITLE                        DATE


              *                Chairman of the Board and          April 6, 1999
-----------------------------  Chief Executive Officer
Jacob Agam                     (principal executive officer)

/s/ Klaus Grissemann           Chief Financial Officer and        April 6, 1999
-----------------------------  Director (principal financial
Klaus Grissemann               officer)

/s/ Nico Hildebrand            Chief Operating Officer            April 6, 1999
-----------------------------
Nico Hildebrand

                               Director                           April  , 1999
-----------------------------
Robert Weiss

              *                Director                           April 6, 1999
-----------------------------
Viktor Vogt

                               Director                           April  , 1999
-----------------------------
Volker Walther

              *                Director                           April 6, 1999
-----------------------------
Erich Weber

By: /s/ Klaus Grissemann       *Attorney-in-Fact                  April 6, 1999
   --------------------------
   Klaus Grissemann

                       Consent of Independent Accountants


         We consent to the incorporation by reference in the registration statement of IAT Multimedia, Inc. and Subsidiaries on Form S-3 of our report dated March 25, 1999, on our audits of the consolidated financial statements and the financial statement schedule of IAT Multimedia, Inc. and Subsidiaries as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, which report is included in the Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption "Experts."



                                             /s/ Rothstein, Kass & Company, P.C.



Roseland, New Jersey
April 5, 1999